EXHIBIT 10.1

PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, CA 94085

July 5, 2005

Geoffrey Cooper
45 Stevenson Lane
Upper Saddle River, NJ, 07458

Dear Geoff:

This letter confirms the agreement between Pharmacyclics, Inc. (the "Company") and you regarding the terms of your separation from the Company as of June 8, 2006, when you were laid-off as part of the Company's decision to reduce costs.

  Separation Benefits. In consideration for your signing this agreement, you will receive a lump sum payment of $56,153.87 (the "Separation Payment"). The Separation Payment shall be made no earlier than eight days following your signature of this agreement without revocation, and will be reduced by all required taxes and other authorized withholding. Additionally, if you elect to continue your health insurance coverage under COBRA, the Company will pay your premium for one month.

  Stock Options. You understand and agree that you have 25,000 vested Option Shares as of June 8, 2006, for which at this time are exercisable, and understand in order to exercise, you must do so within 90 days of termination of employment or all options will be forfeited.

  Return of Company Property. You have returned to the Company all Company property in your possession.

  Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company's interests.

  Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

  General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

    On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the "Releasees" hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits.

    Notwithstanding the generality of the foregoing, you do not release the following claims:

    (i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

    (ii) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

    (iii) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

    (iv) Claims to any benefit entitlements vested as the date of her employment termination, pursuant to written terms of any Company employee benefit plan.

    YOU ACKNOWLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

    BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

    In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:
      You have the right to consult with an attorney before signing this agreement;
      You have forty-five (45) days, from July 5, 2006, to consider this agreement;
      You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective, and you will not receive any of the separation benefits, until that revocation period has expired; and
      the job titles and ages of all individuals eligible or selected for the separation package and the ages of all individuals in the same job classification or organizational unit who are not eligible for the separation package are listed on the form attached as Appendix A.

  Employee's Representations and Warranties. You represent and warrant that:

  (a) You have been paid all wages owed to you by the Company, including all accrued, unused vacation, through the date of termination of your employment;

  (b) During the course of your employment, you did not sustain any injuries for which you might be entitled to compensation pursuant to California's Workers Compensation law;

  (c) You have not made any disparaging comments about the Company, nor will you do so in the future; and

  (d) You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.
  Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

  Voluntary and Knowing Agreement. You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all its provisions and that you are voluntarily entering into said agreement.

  Entire Agreement; Amendment. This agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understanding between you and the Company concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

  Choice of Law. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return that copy to Colleen DeGeorge, Associate Director, in Human Resources.

Respectfully,

/s/     Richard Miller, M.D., President & CEO
Richard Miller, M.D., President & CEO

Accepted and agreed to on

/s/     Geoffrey Cooper       July 7, 2006
   Geoffrey Cooper          Date

Encl.